                               FIRST AMENDMENT TO
                   LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT


     THIS FIRST AMENDMENT TO LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this "Amendment") is made as of September 12, 1995, by and between Koll Real Estate Group, Inc., a Delaware corporation ("KREG") and Nomura Asset Capital Corpora-tion, a Delaware corporation (together with its successors and assigns, "NACC").

     WHEREAS, KREG and NACC have entered into that certain Letter of Credit and Reimbursement Agreement, dated as of December 20, 1994 (the "Loan Agreement").

     WHEREAS, KREG and NACC now desire to amend the Loan Agreement, upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KREG and NACC agree to amend the Loan Agreement as follows:

1. Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in lieu of the definitions set forth for such terms in the Loan Agreement:

          "EAGLE CREST SECURITIES ACCOUNT" shall mean that certain securities account # 324-141517, established with Wells Fargo Bank, N.A. in the name of NACC, as secured party, which, together with the KREG Securities Account is the subject of the Securities Account Agreement, as amended.

          "INFRASTRUCTURE" shall mean infrastructure improvements to real property, including, without limitation, road, walkways, sewers, storm drains, water mains, community walls and landscaping and all improvements for the Eagle Crest Project set forth on the "Construction Plans" (as such term is defined in the Construction Loan Agreement).

          "NACC SHARE" shall mean, (i) from and after the date hereof, eighty percent (80%) of all Net Cash Proceeds from each and every Permitted

Sale; and (ii) from and after six months from the date hereof, ninety percent (90%) of all Net Cash Proceeds from each and every Permitted Sale.

2.   Section 7.4 of the Loan Agreement is hereby amended by:

     (a)  deleting the phrase in the fifth line of such section which reads:
"eighty percent (80%) of all Net Cash Proceeds from such permitted sale (the "NACC SHARE")" and inserting in its place the phrase "the NACC Share"; and

     (b)  adding the following at the end of such Section:

          "In the event that SBC elects to sell all or any portion of the Bolsa Chica Project to the American Land Conservancy, or any other purchaser thereof, then NACC shall permit such sale provided that Net Cash Proceeds therefrom are
(i) sufficient to repay any and all amounts then outstanding under the Loan Documents and the Construction Loan Documents and (ii) actually applied to the repayment of such amounts."

3.   Section 10.3 of the Loan Agreement is hereby amended by deleting subsection
10.3 (f).

4. Section 12.2 of the Loan Agreement is hereby amended by adding the following language after the word "liabilities" in the fourth line of such
Section:

          "(other than up to $30,000,000 for actual Bolsa Chica development costs incurred since January 1, 1995 (which costs may be included in the calculation of Signal's assets and liabilities for purposes of calculating the Minimum Net Worth Amount))"

5. Section 12.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     12.6 USE OF REMAINING NET CASH PROCEEDS; COMPLETION OF EAGLE CREST PROJECT INFRASTRUCTURE.

          (a) KREG shall cause Signal to allocate and apply any and all Net Cash Proceeds resulting from any Permitted Sale remaining after the proper payment and application of the NACC Share in accordance with the terms hereof, to the payment of "Construction Costs" (as such term is defined in the Construc-tion Loan Agreement) in connection with the construction of the Eagle Crest Project Infrastructure.

          (b) KREG covenants and agrees that it shall complete construction (or cause the completion of construction) of the Eagle Crest Project Infrastructure on or before the Maturity Date of the Construction Loan.

6.   Section 13.1(c) of the Loan Agreement is hereby modified by deleting clause
(v) thereof and replacing it with the following:

"(v) any other assets (other than the Collateral or the Bolsa Chica Project) having an aggregate value of $5,000,000 or less per year; provided, however, that the proceeds of any such sales are either applied to the repayment of the Construction Loan and/or the Repayment Amount or are otherwise used by Signal for the development of the Collateral Property or the Bolsa Chica Project."

7. Section 13.3(h) of the Loan Agreement is hereby deleted in its entirety and replaced with the following Sections 13.3(h):

     "(h)(i) Indebtedness incurred by a Subsidiary of KREG in connection with the acquisition of a company involved in the development, entitlement or con-struction of residential housing or commercial projects or in connection with a Quick Flip Transaction, or an Asset Purchase Transaction permitted hereunder; provided that such Indebtedness is expressly non-recourse to KREG, Signal and the Guarantors and is not secured by any of the Collateral or the Bolsa Chica Project and provided further that NACC shall have consented to the incurrence of such Indebtedness, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) Indebtedness in connection with build-to-suit transactions incurred by KREG Operating Company or its Subsidiaries, including guarantees of completion made in connection with such build-to-suit transactions; provided that the Indebtedness resulting from such build-to-suit transactions does not in the aggregate exceed $20,000,000."

8. In addition to those expenses set forth in Section 17.5 of the Loan Agree-ment, KREG agrees to pay or reimburse NACC for paying: (a) all reasonable out-of-pocket expenses of NACC and any servicer of the Loan (including, without limitation, the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom, counsel to NACC, in connection with the negotiation, preparation, execution and delivery of this Amendment) and NACC's due diligence in connection with the Collateral Properties; (b) all reasonable out-of-pocket travel and third party due diligence expenses of NACC and any servicer (including the reasonable fees, charges and disbursements of counsel to NACC and such servicer ) in connection with the preparation, negotiation, review and execution of any documents required pursuant hereto or to the Loan Documents; and (c) all reasonable costs and expenses of NACC and such servicer (including reasonable counsel fees, charges and disbursements) in connection with any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving KREG, Signal or the Guarantors or a "workout" of the Loan.

9. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

10. Except as expressly amended hereby, the Loan Agreement shall continue unmodified and remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

                            KOLL REAL ESTATE GROUP, INC.,
                            a Delaware corporation


                            By:  /s/ RAYMOND J. PACINI
                                 _____________________________
                                 Raymond J. Pacini
                                 Chief Financial Officer and
                                 Executive Vice President



                            NOMURA ASSET CAPITAL CORPORATION
                            a Delaware corporation


                           By:  /s/ RICHARD A. MAGNUSON
                                _____________________________
                                Richard A. Magnuson
                                Vice President